EXHIBIT 99.1

GAIN Capital to Sell GTX ECN Business to Deutsche Börse Group’s FX unit, 360T
Agrees to sell the business for $100 million in cash
Transaction furthers GAIN’s focus on growing its leading retail trading business, while continuing to return cash to shareholders

BEDMINSTER, N.J., May 30, 2018 /PRNewswire/ -- GAIN Capital Holdings, Inc. (“GAIN” or "the Company") (NYSE: GCAP), a leading global provider of online trading services, today announced that it reached a definitive agreement to sell the Company’s GTX ECN business, an institutional platform for trading foreign exchange, to Deutsche Börse Group, a leading diversified exchange organization providing services to the securities industry, via its FX unit, 360T for a total purchase price of $100 million.

“We are very pleased to have built GTX into a successful, high-demand institutional business over the past eight years,” commented Glenn Stevens, Chief Executive Officer of GAIN Capital. “We have taken this strategic step in order to focus our attention and resources on our core retail business and on using available levers to unlock shareholder value. Proceeds from the sale of GTX provide us with additional financial flexibility to invest in organic growth and M&A opportunities, while providing increased liquidity to accelerate return on capital, which may include increasing the scale of our stock repurchase program and reducing our debt. We are pleased to be able to partner on this transaction with Deutsche Börse Group’s FX unit, 360T, a leading global FX venue,” Mr. Stevens added.

The transaction is expected to result in proceeds of approximately $85 million for GAIN, net of taxes and transaction-related expenses and fees and is expected to close in the second quarter of 2018, subject to customary closing conditions.

GAIN initially launched GTX in 2010 as a venue for trading in FX and precious metals by institutional investors. Today, the business has over 150 unique clients, including banks, brokers, hedge funds, non-bank market makers, commodities trading advisors, asset managers and retail aggregators, and had over 700 unique users in 2017. For full year 2017, GAIN’s institutional business represented approximately 10% of the Company’s total revenue and 14% of EBITDA.

“Since our launch in 2010, GTX has grown to become a leading global FX platform serving all corners of the institutional trading community,” said Vincent Sangiovanni, GTX CEO. “GAIN has been a wonderful steward over the last eight years and today’s transaction highlights our success executing on the business model and continuously delivering exceptional products and support to our clients. Looking ahead, Deutsche Börse Group’s FX unit, 360T is an ideal partner for the next phase of GTX’s growth with its broad geographic distribution, complementary product set and deep knowledge of the FX space. We look forward to working closely with 360T to continue to deliver our clients with GTX’s innovative trading platform and high-quality customer service.”

Carlo Kölzer, Head of FX Deutsche Börse Group and 360T CEO said, "We are pleased to announce the acquisition of the GTX ECN business. The highly reputable player in the FX market is a meaningful addition not only to broaden our existing offering but also to complete our holistic value proposition designed to support all clients that operate out of all geographies and client segments based on current or potential future market structure."

Jefferies LLC served as exclusive financial advisor and Davis Polk & Wardwell LLP served as legal advisor to GAIN Capital.

Detailed financial information concerning the transaction is included in an investor presentation available on the Company’s investor relations website at http://ir.gaincapital.com.

About GAIN
GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Forward-Looking Statements
In addition to historical information, this earnings release contains "forward-looking" statements that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on March 14, 2018, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital’s systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212-704-8164
pr@gaincapital.com